Exhibit 4.2

Maktoob.com Inc. (BVI)

(the “Company”)

SHARE OPTION AGREEMENT

[date]

For value received, the Company hereby grants to [name] and to his/her or its successors (the “Optionholder”) the right to subscribe for and purchase from the Company, an exempted company incorporated with limited liability in the British Virgin Islands, subject to its memorandum and articles of association, up to [number of shares in words] (in numerals) fully-paid and non-assessable non-voting ordinary shares (the “Shares”) in the Company’s authorised but unissued ordinary share capital (the “Ordinary Share Capital”), at a price per Share equal to US 1.4 (the “Strike Price”), such Strike Price and such number of Shares being subject to adjustment upon the occurrence of the contingencies set forth in this Share Option Agreement (the “Share Option”).

1.	TERM

The Share Option conferred pursuant to this Share Option Agreement is exercisable pursuant to the terms hereof, in whole or in part, at any time and from time to time, in accordance to clause 3 and the other clauses of this agreement, 10 years after the date of this Share Option Agreement, unless sooner terminated upon the occurrence of an Exit (the “Expiration Date”).

An Exit for the purpose of the Agreement shall be the definition found within the Second Amended and Restated Shareholders Agreement (as amended and restated from time to time) dated 28th December 2007.

2.	EXERCISE OF OPTION

The Share Option entitles the Optionholder to exercise the right to purchase the Shares in the Ordinary Share Capital, subject to the terms and conditions hereinafter set forth and on the terms set forth in the Company’s Memorandum and Articles of Association.

3.	EXERCISE PERIOD OF SHARE OPTION

3.1	Subject to the terms and conditions hereof (in particular Sections 1 and 4 hereof), the Share Option shall become exercisable as follows: the Share Option shall not be exercisable with respect to any of the Shares until the third twelve-month anniversary of the date of this Share Option Agreement (the “Vesting Commencement Date”) provided the Option holder has remained continuously employed by the Company on or prior to the relevant dates upon which additional Shares become purchasable pursuant hereunder. Where the Optionholder is a Related Corporation or other company connected with the operations of the Company, the vesting schedule described above, other than references to continuous employment, shall apply.

3.2	The Share Option shall accelerate and vest immediately prior to the occurrence of an Exit provided that the determination by the Board of Directors of the Company of the point at which an Exit occurs shall be conclusive and binding on all parties. As soon as practicable before the date set for the occurrence of the Exit (as determined by the Board of Directors of the Company), the Board of Directors of the Company shall notify the Optionholder of such date and make such arrangements as it considers appropriate to enable the Optionholder to exercise the Share Option (such exercise being conditional on the occurrence of the Exit). The Share Option, to the extent unexercised, shall lapse immediately after the occurrence of the Exit.

4.	TERMINATION OF SHARE OPTION

Except as provided below in this Section, the Share Option shall terminate and may no longer be exercised if the Optionholder ceases to be employed by the Company or any present or future parent or subsidiaries of the Company (collectively, “Related Corporations”). The Optionholder shall be considered to be employed by the Company or the Related Corporations for all purposes under this Section 4 if the Optionholder is an officer, director or full-time employee of the Company or the Related Corporations or if the Board of Directors of the Company determines that the Optionholder is rendering substantial services as a part-time employee, consultant, contractor or adviser to the Company or the Related Corporations. The Board of Directors of the Company shall have discretion to determine whether the Optionholder has ceased to be employed by the Company or any Related Corporations and the effective date on which such employment terminated (the “Termination Date”) and whether the employment is terminated because of the death or disability or fraud or dismissal for cause of the Optionholder.

(a)	Termination Generally. If an Optionholder ceases to be employed by the Company or any Related Corporations, or ceases to be an officer of the Company or any Related Corporations, other than by reason of death or disability, or fraud or dismissal for cause, any unvested part of the Optionholder’s Share Option at the Termination Date, shall automatically lapse on such Termination Date, but as regards the vested part, it may be exercised and, subject to Section 3.2, shall terminate after the passage of three (3) months from the Termination Date, but in no event later than the Expiration Date. The Optionholder shall have the right, with regard to the Shares the Optionholder has previously acquired and/or will acquire pursuant to the exercise of a vested Share Option, and still holds, to either retain the Shares acquired from such exercise, subject to the Company’s right to purchase the Shares held by the Optionholder at the Fair Market Value (as defined in Section 4(b)(i)) at any time (including a Listing) after the Termination Date, or at any time prior to a Listing (as defined in the Articles of Association of the Company and its Subscription and Shareholders Agreements), sell the same to the Company at the Fair Market Value to be paid as provided in Section 4(b)(ii).

(b)	Death or Disability. If the Optionholder’s employment with the Company or any Related Corporations is terminated because of the death or the disability of the Optionholder, all instalments of the Optionholder’s Share Option shall vest immediately, and the Share Option, may be exercised by the Optionholder (or by the Optionholder’s legal representative) at anytime after such date but, subject to Section 3.2, in no event later than the Expiration Date. The Optionholder, or the legal representatives of the Optionholder shall have the right, with regard to all the Shares that the Optionholder has previously acquired and/or which the legal representatives of the Optionholder will acquire pursuant to the exercise of a vested Share Option, and still holds, to either retain the Shares acquired from such exercise, subject to the Company’s right to purchase the Shares held by the Optionholder at the Fair Market Value at any time (including a Listing) after the Termination Date, or at any time prior to a Listing, sell the same to the Company at the Fair Market Value to be paid as provided in Section (4)(b)(ii).

(i)	For the purposes of Sections 4(a) and (b), “Fair Market Value” shall be determined as of the last business day (the “Valuation Date”) for which the prices or quotes, if the Shares are then traded on a national securities exchange, are available immediately prior to the Termination Date and shall mean the higher of (A) the average (on the Valuation Date) of the high and low prices of the Shares on the principal national securities exchange on which the Shares are traded and (B) the average closing price for 5 days preceding the Valuation Date. If the Shares are not publicly traded on the Termination Date, the Fair Market Value shall be deemed to be the fair value on the Termination Date as determined by any committee administering the Share Option or the Board of Directors of the Company.

(ii)	Subject to the exercise by the Optionholder of the Share Option pursuant to Sections 4(a) or (b), the Company shall fully disburse an amount, equal to the Fair Market Value upon the determination of the Fair Market Value as set out above, or agree to cash cancel any vested Share Option which has not been exercised in return for the optionholder receiving the net gain that the Optionholder would otherwise obtain from exercising his or her or its vested Share Option, in immediately available and freely transferable funds to the account of the Optionholder or his legal representatives (as applicable) as the Company shall determine, or in such other manner as the Company may otherwise agree.

(c)	Fraud or Dismissal for Cause. If an Optionholder ceases to be employed by the Company or ceases to be an officer of any Related Corporations by reason of his fraud or by reason of his dismissal from his employment for cause, no vested and unexercised or further instalments of the Optionholder’s Share Option shall be, or become, exercisable following such Termination Date and the Optionholder’s Share Option shall terminate immediately. The Company shall have the option (but not the obligation) to purchase any Shares held by the Optionholder at the Strike Price.

(d)	No Right to Employment. Nothing in this Share Option Agreement shall confer on the Optionholder any right to continue in the employ of, or other relationship with, the Company, any Related Corporation or the Company or limit in any way the right of the Company or any Related Corporation to terminate the Optionholder’s employment or other relationship at any time, with or without cause. The Optionholder shall not be entitled to any compensation whatsoever by reason of any termination or alteration of rights under this Share Option Agreement.

5.	METHOD OF EXERCISE: PAYMENT: ISSUANCE OF NEW SHARE OPTION.

The Share Option conferred pursuant to this Share Option Agreement may be exercised by the Optionholder in respect only of those instalments of the Share Option which have previously vested in whole or in part and from time to time, by the surrender by registered mail or courier of a duly executed notice of exercise form at the Company’s address at P.O.Box 830184 Amman, Jordan and by the payment to the Company, by cheque, bankers draft or wire transfer (or payment by such other means as specified by the Company), of an amount equal to the then-applicable Strike Price multiplied by the number of Shares being purchased.

The Company will pass board resolutions to issue the relevant number of Shares and will notify its registered office in the British Virgin Islands in writing of such issue. In the event of any exercise of the rights hereunder, certificates for the Shares so purchased shall be delivered to the holder hereof within 60 days, or as soon as practicable, of receipt of such notice.

6.	SHARES FULLY PAID

All Shares issuable upon the exercise of the Share Option will, upon issuance by resolution of the Board of Directors of the Company be fully-paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period which the Share Option may be exercised, the Company will at all times have authorised a sufficient number of shares of its Ordinary Share Capital to enable the exercise of this Share Option.

7.	ADJUSTMENT OF STRIKE PRICE AND NUMBER OF SHARES.

7.1	The number of Shares purchasable upon the exercise of the Share Option and the Strike Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)	Reclassification or Merger. In case of any reclassification, change or conversion of Shares issuable upon any exercise of the Share Option (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change to rights attaching to the Shares issuable upon exercise of this Share Option), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall execute a new share option agreement (in form and substance satisfactory to the Optionholder) providing that the Optionholder shall have the right to exercise such new share option and upon such exercise to receive, in lieu of the Shares which would have been issuable upon any exercise of the Share Option pursuant to this Share Option Agreement, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by a holder of one Share in the Company’s Ordinary Share Capital. Such new share option shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7.1(a). The provisions of this subparagraph (a) shall apply mutatis mutandis to successive reclassification, changes, mergers and transfers.

(b)	Subdivisions or Combination of Shares. If at any time during the life of this Share Option Agreement, the Company subdivides or combines its Ordinary Share Capital, the Strike Price and the number of Shares issuable upon each exercise of the Share Option shall be proportionately adjusted.

(c)	No Impairment. The Company will not, by amendment of its memorandum and articles of association in force at the date herefor, or through any reorganisation, recapitalisation, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Share Option against impairment.

7.2	Notice of Adjustments. Whenever the Strike Price is adjusted pursuant to the provisions hereof, the Company shall within 60 days, or as soon as practicable, of such adjustment deliver a certificate signed by a director to the Optionholder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Strike Price after giving effect to such adjustment.

8.	REPRESENTATIONS, WARRANTIES OF THE OPTIONHOLDER

The Optionholder hereby represents and warrants to, and agrees with, the Company, that:

(a)	Purchase for Own Account. The Shares will be acquired for investment for the Optionholder’s own account, not as a nominee or agent;

(b)	Investment Experience. The Optionholder understands that the purchase of the Shares involves substantial risk. The Optionholder has experience as an investor in securities of companies and acknowledges that the Optionholder is able to fend for his or herself or itself, is able to bear the economic risk of investing in the Shares and has such knowledge and experience in financial or business matters that the Optionholder is capable of evaluating the merits and risks of such investment in the Shares and protecting its own interests in connection with this investment;

(c)	No Solicitation. At no time was the Optionholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares; and

(d)	Residence: The Optionholder is not a member of the public in the Cayman Islands.

9.	FRACTIONAL SHARES

No fractional Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional Shares the Company shall make a cash payment therefor upon the basis of the Strike Price then in effect.

10.	TRANSFERS AND EXCHANGES

This benefit of this Share Option Agreement shall not be transferable in whole or in part (either outright or by way of security) without the prior written consent of the Company, except transfers by operation of law.

11.	RIGHTS AS SHAREHOLDERS

The Optionholder shall not be entitled to vote or receive dividends or be deemed the holder of the Shares, nor shall anything contained herein be construed to confer upon the Optionholder any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Share Option shall have been exercised and the Shares issuable upon the exercise hereof shall have been issued and notified to the Company’ registered office in the British Virsion Islands, as provided in Section 5.

12.	CONVERSION OF SHARES AFTER EXERCISE OF OPTION

12.1	The Shares in the Company may, at the option of the Company, be converted into preferred shares in the Company. Upon receipt of notice from the Company by the Optionholders, the Company shall have the right to repurchase the Shares (or take such other appropriate action as the Company may determine) in consideration for the transfer of shares in the Company. Each Share in the Company shall be repurchased or otherwise substituted in consideration for the transfer by the Company to the Optionholder of one share in the Company or as otherwise adjusted pursuant to Section 7.1 or such other security in the Company as the option agreement between the Company and the Company shall provide.

12.2	The Company shall also have the right to satisfy any Share Option granted under this Share Option Agreement by making a cash payment equal to the net gain the Optionholder would receive (if any) if the Company were to exercise its option to convert the Shares in the Company into preferred shares in the Company under Section 12.1. to the Optionholders.

13.	MODIFICATION AND WAIVER

This Share Option Agreement and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

14.	NOTICES

Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated on the signature page of this Share Option Agreement.

15.	BINDING EFFECT ON SUCCESSORS

This Share Option Agreement shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Shares issuable upon the exercise of this Share Option shall survive the exercise and termination of this Share Option Agreement and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Optionholder. The Company will, at the time of any exercise of this Share Option, in whole or in part, upon written request of the Optionholder but at the Company’s expense, acknowledge in writing its continuing obligation to the Optionholder in respect of any rights to which the Optionholder shall continue to be entitled after such exercise in accordance herewith; provided, that the failure of the Optionholder to make any such request shall not affect the continuing obligation of the Company to the Optionholder in respect of such rights.

16.	DESCRIPTIVE HEADINGS

The descriptive headings of the several paragraphs of this Share Option Agreement are inserted for convenience only and do not constitute a part of this Share Option Agreement.

17.	GOVERNING LAW

This Share Option Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the British Virgin Islands.

18.	COUNTERPARTS

This Share Option Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Share Option Agreement is executed effective as of the date first above written.

for and on behalf of
MAKTOOB.COM INC.

By:
[name]
Director

OPTIONHOLDER: [name]

Signed: